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Exhibit 12

RATIOS OF EARNINGS TO FIXED CHARGES

        Our consolidated ratios of earnings to fixed charges for the years ended December 31, 2013, 2012, 2011, 2010 and 2009 are as follows:

	Years Ended December 31,
(in thousands)	2013		2012		2011	2010	2009
Ratio of Earnings to Fixed Charges		(a)		(b)	1.41	1.10		(c)

(a)
For purposes of the ratio calculation, the deficiency in our earnings to achieve a one-to-one ratio of earnings to fixed charges for the year ended December 31, 2013 was $627.2 million. For purposes of calculating our ratio of earnings to fixed charges for the year ended December 31, 2013, fixed charges were $249.0 million.

(b)
For purposes of the ratio calculation, the deficiency in our earnings to achieve a one-to-one ratio of earnings to fixed charges for the year ended December 31, 2012 was $827.4 million. For purposes of calculating our ratio of earnings to fixed charges for the year ended December 31, 2012, fixed charges were $246.9 million.

(c)
For purposes of the ratio calculation, the deficiency in our earnings to achieve a one-to-one ratio of earnings to fixed charges for the year ended December 31, 2009 was $3.1 million. For purposes of calculating our ratio of earnings to fixed charges for the year ended December 31, 2009, fixed charges were $300.1 million.

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  Exhibit 12
RATIOS OF EARNINGS TO FIXED CHARGES